News Release		Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES FIRST QUARTER RESULTS

HOUSTON, April 22, 2010 – Continental Airlines (NYSE: CAL) today reported a first quarter 2010 net loss of $146 million ($1.05 diluted loss per share).  Excluding $10 million of severance and aircraft-related special charges, Continental recorded a first quarter net loss of $136 million ($0.98 diluted loss per share).

“My co-workers did an excellent job under difficult circumstances this quarter and I appreciate their efforts,” said Jeff Smisek, Continental’s chairman, president and chief executive officer. “I’m disappointed with our first quarter results, which were impacted by the weak economy and the challenges we experienced with weather related closures of our Newark Liberty hub.  However, the year-over-year increase in our revenue reflects the slowly improving global economy and benefits from our membership in Star Alliance.”

First Quarter Revenue and Capacity

Total revenue for the first quarter of 2010 was $3.2 billion, an increase of 7.0 percent compared to the same period in 2009.  Passenger revenue for the first quarter rose 7.1 percent ($186 million) compared to the same period in 2009, due to increased traffic and higher average fares.

Consolidated revenue passenger miles (RPMs) for the first quarter of 2010 increased 5.7 percent while capacity (available seat miles, ASMs) remained flat year-over-year, producing a record first quarter load factor of 79.5 percent.

Consolidated yield for the quarter increased 1.3 percent year-over-year.  Combined with the 4.3 point year-over-year increase in consolidated load factor, first quarter 2010 consolidated passenger revenue per available seat mile (RASM) increased 7.1 percent.

Mainline load factor of 80.1 percent was also a first quarter record, up 4.3 points year-over-year.  Mainline RPMs in the first quarter of 2010 increased 5.9 percent on a mainline capacity increase of 0.2 percent year-over-year.  Continental’s mainline yield decreased 0.2 percent in the first quarter over the same period in 2009.  As a result, first quarter 2010 mainline RASM was up 5.4 percent year-over-year.

Passenger revenue for the first quarter of 2010 and period-to-period comparisons of related statistics by geographic region for the company’s mainline and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in First Quarter 2010 vs. First Quarter 2009
		Passenger Revenue	ASMs	RASM	Yield

Domestic	$1,104	3.1%	(1.7)%	4.9%	2.4%
Trans-Atlantic	520	9.4%	(5.3)%	15.6%	1.2%
Latin America	439	4.4%	5.2%	(0.8)%	(3.2)%
Pacific	259	11.6%	15.5%	(3.4)%	(10.4)%
Total Mainline	$2,322	5.6%	0.2%	5.4%	(0.2)%

Regional	$ 481	14.8%	(1.6)%	16.7%	10.0%

Consolidated	$2,803	7.1%	0.0%	7.1%	1.3%

Cargo revenue in the first quarter of 2010 increased 20.0 percent ($17 million) compared to the same period in 2009, principally due to increased freight volume.

First Quarter Operations

Despite severe winter weather at its New York hub, the company recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 78.4 percent and a systemwide mainline segment completion factor of 98.3 percent during the quarter.  Continental’s employees earned a total of $2 million in cash incentives for on-time performance during the quarter.  Winter storms forced Continental to suspend operations at Newark Liberty International Airport twice in February, which reduced first quarter consolidated passenger revenue by an estimated $25 million.

Notable Accomplishments and Product Update

Continental continued to enhance connectivity with Star Alliance member carriers during the quarter.  On March 27, the company inaugurated nonstop daily service between Liberty and Munich, and increased the number of flights between Liberty and London’s Heathrow airport to four daily.  Continental also announced that it will add a fifth daily flight between Liberty and Heathrow in October, bringing the total number of Continental daily departures to Heathrow to seven, including its twice-daily service from Houston. Effective June 1, all aircraft scheduled for Heathrow flights will feature new, flat-bed seats in BusinessFirst.

In addition, on March 7, Continental launched new flights between Los Angeles and Maui, and between Orange County and both Honolulu and Maui.

Continental and its wholly-owned subsidiary Continental Micronesia submitted a joint application to the DOT to provide nonstop service from the carriers’ hubs at New York and Guam to Tokyo’s Haneda airport.  The new service to Haneda would begin in late 2010, pending government approval.

“The revenue growth related to our membership in Star Alliance is exceeding our expectations,” said Jim Compton, Continental’s executive vice president and chief marketing officer.  “We continue to improve the customer experience and increase customer loyalty by providing extensive access to a diverse, global network and introducing a number of initiatives to give customers more choice.”

During the quarter, Continental began offering customers the option of purchasing premium seat assignments for economy-class seats with extra legroom.   Continental’s OnePass Elite frequent flyer members and their traveling companions are able to assign themselves seats with extra legroom in economy class without charge.

In addition, the company announced plans to introduce high quality, healthy food choices for purchase in economy class on many U.S./Canada and certain Latin American routes beginning in the fall of 2010.  Continental will continue to offer complimentary food in the economy cabin on all intercontinental and certain other international routes, and on long-haul domestic routes over six hours.

During the quarter, Continental continued to install new flat-bed BusinessFirst seats, with installation now complete on 13 aircraft: eight Boeing 777s and five 757-200s.  The company will install flat-bed seats on its entire fleet of Boeing 777, 757-200 and substantially all of its 767 aircraft, and on its Boeing 787 fleet as the aircraft are delivered.

 Continental continued to install DIRECTV® on its aircraft during the quarter, with the new service now offered on 83 aircraft.  The company has completed installation of DIRECTV® on its Boeing 737-900ER fleet and will install DIRECTV® on substantially all of its Boeing 737 Next-Generation and 757-300 aircraft.

Continental expanded its mobile boarding pass service to Heathrow during the quarter, becoming the first carrier to offer paperless boarding passes on nonstop flights from the United Kingdom to the U.S.  The service allows customers to receive boarding passes electronically on their cell phones or PDAs and eliminates the need for paper boarding passes.

Continental was again rated the top airline on FORTUNE magazine’s annual airline industry list of World’s Most Admired Companies during the quarter. This is the ninth consecutive year that Continental has been the highest-ranking U.S. airline on the list.

During the first quarter of 2010, Continental contributed $34 million to its defined benefit pension plans and contributed an additional $40 million to its defined benefit pension plans earlier this month.

First Quarter Costs and End of Quarter Cash

In part due to significantly higher jet fuel cost, Continental’s mainline cost per available seat mile (CASM) increased 7.4 percent in the first quarter compared to the same period last year.  Mainline fuel prices for the first quarter were up 16.9 percent while mainline fuel consumption fell by 0.9 percent year-over-year.  Holding fuel rate constant and excluding special charges, first quarter 2010 mainline CASM increased 3.1 percent compared to the first quarter of 2009, on a mainline capacity increase of 0.2 percent.

The price of a barrel of West Texas Intermediate crude oil averaged about $79 per barrel in the first quarter of 2010 compared to about $43 per barrel for the same period last year.  Continental’s annualized fuel costs increase by approximately $40 million for each $1-per-barrel rise in the price of crude.

 “Our entire team is working hard to control costs throughout the organization,” said Zane Rowe, Continental’s executive vice president and chief financial officer.  “We continue to pursue efficiencies across the company to help us achieve and sustain profitability.”

In the first quarter of 2010, Continental recorded $6 million of aircraft-related charges related to grounded Boeing 737-300 aircraft, net of gains on two 737-500 aircraft sold to a foreign buyer, and a $4 million charge for severance in connection with previously announced reductions in force.

Continental ended the first quarter with $3.15 billion in unrestricted cash and short-term investments.

Fleet Changes Continue to Improve Efficiency

During the quarter, the company took delivery of one Boeing 757-300 aircraft, which will be placed in service in April 2010.  In addition, Continental removed from service its three remaining Boeing 737-300 aircraft.

Continental continued to install winglets on its fleet of Boeing 757-300 aircraft.  All of the company’s 737-500s, 700s, 800s, 900s and 757-200s have winglets.  The company expects to complete installation of winglets on its entire narrowbody fleet by the end of the second quarter of 2010.

Continental’s young, fuel-efficient fleet continues to provide a natural hedge against the cost of jet fuel.

Corporate Background

Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,700 daily departures throughout the Americas, Europe and Asia, serving 132 domestic and 137 international destinations.   Continental is a member of Star Alliance, which overall offers 19,700 daily flights to 1,077 airports in 175 countries through its 26 member airlines.  With more than 40,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 63 million passengers per year.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/About Continental /Investor Relations.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2009 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the potential for significant volatility in the cost of aircraft fuel, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including continuing weakness in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation, industry consolidation and airline alliances, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,		% Increase/ (Decrease)
	2010	2009

Operating Revenue:
Passenger:
Mainline	$2,322	$2,198	5.6%
Regional	481	419	14.8%
Total Passenger Revenue	2,803	2,617	7.1%
Cargo	102	85	20.0%
Other	264	260	1.5%
Total Operating Revenue	3,169	2,962	7.0%

Operating Expenses:
Aircraft fuel and related taxes	854	735	16.2%
Wages, salaries and related costs	796	765	4.1%
Aircraft rentals	229	237	(3.4)%
Landing fees and other rentals	213	209	1.9%
Regional capacity purchase, net	201	213	(5.6)%
Distribution costs	171	156	9.6%
Maintenance, material and repairs	147	153	(3.9)%
Depreciation and amortization	134	111	20.7%
Passenger services	93	88	5.7%
Special charges (A)	10	4	NM
Other	372	346	7.5%
Total Operating Expenses	3,220	3,017	6.7%

Operating Loss	(51)	(55)	(7.3)%

Nonoperating Income (Expense):
Interest expense	(94)	(93)	1.1%
Interest capitalized	7	8	(12.5)%
Interest income	2	4	(50.0)%
Other, net	(10)	-	NM
Total Nonoperating Income (Expense)	(95)	(81)	17.3%

Loss before Income Taxes	(146)	(136)	7.4%
Income Taxes	-	-	-

Net Loss	$(146)	$ (136)	7.4%

Basic and Diluted Loss per Share	$(1.05)	$(1.10)	(4.5)%

Shares Used for Basic and Diluted Computation	139	123	13.0%

(A)
Special charges for the three months ended March 31, 2010, consisted of $6 million of aircraft-related charges and $4 million of severance.  For the three months ended March 31, 2009, special charges consisted of $4 million of aircraft-related charges.  Aircraft-related charges include gains and losses on sales, write-downs to fair value and other.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended March 31,		% Increase/
	2010	2009	(Decrease)

Mainline Operations:
Passengers (thousands)	10,562	10,562	-
Revenue passenger miles (millions)	18,727	17,690	5.9%
Available seat miles (millions)	23,393	23,352	0.2%
Cargo ton miles (millions)	262	200	31.0%

Passenger load factor:
Mainline	80.1%	75.8%	4.3 pts.
Domestic	81.7%	79.7%	2.0 pts.
International	78.6%	72.1%	6.5 pts.

Passenger revenue per available seat mile (cents)	9.92	9.41	5.4%
Total revenue per available seat mile (cents)	11.44	10.83	5.6%
Average yield per revenue passenger mile (cents)	12.40	12.43	(0.2)%
Average fare per revenue passenger	$221.81	$209.94	5.7%

Cost per available seat mile (CASM) (cents) (A)	11.34	10.56	7.4%
CASM, excluding special charges and aircraft fuel and related taxes (cents)	8.29	7.93	4.5%
CASM, holding fuel rate constant and excluding special charges (cents)	10.87	10.54	3.1%

Average price per gallon of fuel, including fuel taxes	$2.14	$1.83	16.9%
Fuel gallons consumed (millions)	330	333	(0.9)%

Aircraft in fleet at end of period (B)	333	354	(5.9)%
Average length of aircraft flight (miles)	1,590	1,502	5.9%
Average daily utilization of each aircraft (hours)	10:34	10:22	1.8%

Regional Operations:
Passengers (thousands)	3,973	3,846	3.3%
Revenue passenger miles (millions)	2,192	2,100	4.4%
Available seat miles (millions)	2,923	2,971	(1.6)%
Passenger load factor	75.0%	70.7%	4.3 pts.
Passenger revenue per available seat mile (cents)	16.46	14.11	16.7%
Average yield per revenue passenger mile (cents)	21.95	19.96	10.0%
Aircraft in fleet at end of period (C)	253	280	(9.6)%

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS (cont’d)
	Three Months Ended March 31,		% Increase/
	2010	2009	(Decrease)

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	14,535	14,408	0.9%
Revenue passenger miles (millions)	20,919	19,790	5.7%
Available seat miles (millions)	26,316	26,323	-
Passenger load factor	79.5%	75.2%	4.3 pts.
Passenger revenue per available seat mile (cents)	10.65	9.94	7.1%
Total revenue per available seat mile (cents)	12.04	11.25	7.0%
Average yield per revenue passenger mile (cents)	13.40	13.23	1.3%
CASM (cents) (A)	12.23	11.46	6.7%
CASM, excluding special charges and aircraft fuel and related taxes (cents)	8.95	8.65	3.5%
CASM, holding fuel rate constant and excluding special charges (cents)	11.71	11.44	2.4%
Average price per gallon of fuel including fuel taxes	$2.15	$1.82	18.1%
Fuel gallons consumed (millions)	398	403	(1.2)%
Average full-time equivalent employees	39,365	40,320	(2.4)%

(A)	Includes impact of special charges.
(B)	Excludes eight grounded 737-300 aircraft and eight grounded 737-500 aircraft at March 31, 2010. Also excludes one leased 757-300 aircraft delivered but not yet placed in service at March 31, 2010.
(C)
Consists of flights operated under capacity purchase agreements with Continental’s regional carriers ExpressJet, Colgan, Chautauqua and CommutAir.  Excludes 25 EMB-135 aircraft that are temporarily grounded and 36 ERJ-145 aircraft and five EMB-135 aircraft subleased to other operators but are not operated on the company’s behalf at March 31, 2010.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Net Loss (in millions)	Three Months Ended March 31, 2010

Net loss	$(146)

Adjust for special charges	10

Net loss, excluding special charges (A)	$(136)

Loss per Share	Three Months Ended March 31, 2010

Diluted loss per share	$(1.05)

Adjust for special charges	0.07

Diluted loss per share, excluding special charges (A)	$(0.98)

CASM Mainline Operations (cents)	Three Months Ended March 31,		% Increase/
	2010	2009	(Decrease)

Cost per available seat mile (CASM)	$11.34	$10.56	7.4%

Less: Special charges	(0.03)	(0.02)	NM

CASM, excluding special charges	11.31	10.54	7.3%

Less: Fuel per cost available seat mile (B)	(3.02)	(2.61)	15.7%

CASM, excluding special charges and aircraft fuel and related taxes (A)	$8.29	$7.93	4.5%

Add: Current year fuel cost at prior year fuel price per available seat mile (B)	2.58	-	NM
Add: Prior year fuel cost per available seat mile (B)	-	2.61	NM

CASM, holding fuel rate constant and excluding special charges (A)	$10.87	$10.54	3.1%

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES (Cont’d)

CASM Consolidated Operations (cents)	Three Months Ended March 31,		% Increase/
	2010	2009	(Decrease)

Cost per available seat mile (CASM)	$12.23	$11.46	6.7%

Less: Special charges	(0.03)	(0.02)	NM

CASM, excluding special charges	12.20	11.44	6.6%

Less: Fuel per cost available seat mile (B)	(3.25)	(2.79)	16.5%

CASM, excluding special charges and aircraft fuel and related taxes (A)	$8.95	$8.65	3.5%

Add: Current year fuel cost at prior year fuel price per available seat mile (B)	2.76	-	NM
Add: Prior year fuel cost per available seat mile (B)	-	2.79	NM

CASM, holding fuel rate constant and excluding special charges (A)	$11.71	$11.44	2.4%

(A)	These financial measures provide management and investors the ability to measure and monitor Continental’s performance on a consistent basis.
(B)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company’s control.

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